EXHIBIT 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference of our report dated January 31, 2003 except for Note 15, as to which the date is March 19, 2003, relating to the consolidated financial statements of Armanino Foods of Distinction, Inc. and Subsidiaries as of December 31, 2002, and for the periods then ended, appearing in the company's Annual Report on Form 10-KSB for the year ended December 31, 2002, in the Company's Registration Statements on Form S-8, SEC File No. 33-94196 and 333-103173.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 28, 2003